FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK
This FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK (this “Amendment”) is made as of June 26, 2024 by and between FIRST CITIZENS EQUITY INVESTMENTS, LLC (“Holder”) and AUGMEDIX, INC., a Delaware corporation (“Company”).
RECITALS
A.    Company and SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company (“SVB”) executed a Warrant to Purchase Stock dated as of June 13, 2023 (as amended, and as may be further amended, restated, amended and restated, modified, or supplemented from time to time, the “Warrant”). Pursuant to the terms and conditions in the Warrant, SVB transferred its interest in the Warrant to Holder.
B.    Company and Holder wish to amend the Warrant to make certain revisions to the Warrant as more fully set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Schedule I (Warrant Provisions) appearing on the first page of the Warrant is hereby amended and restated in its entirety and replaced with the following:

Warrant Section	Warrant Provision
Recitals – “Issue Date”	June 13, 2023.
Recitals – “Company”	AUGMEDIX, INC., a Delaware corporation.
1.1 – “Class”	Common Stock, $0.0001 par value per share.
1.1 – “Exercise Price”	$1.09 per Share.
1.2 – “Shares”	190,330.
4.1(b) – Share percentage as of the Issue Date	0.42% of the Company’s total fully-diluted issued and outstanding shares of capital stock.
6.1(a) – “Expiration Date”	June 13, 2030.

2.Section 1.3 of the Warrant is hereby amended and restated in its entirety and replaced with the following:
“Reserved.”
3.New Section 2.7 hereby is added to the Warrant to read in its entirety as follows:
“2.7    BHCA Limitations. Notwithstanding any contrary provision herein, in no event may this Warrant be exercisable, in whole or in part, for or into a number of Shares in excess of the number of Shares that would result in Holder’s ownership of Shares, when combined with any other interest in the Company held by Holder and any FCB Affiliate, equaling:  (1) 33.32% of the Company’s “total equity”, as calculated in accordance with the Bank Holding Company Act of 1956, as amended (the “BHCA”), and any regulations, guidance and interpretations promulgated thereunder, including 12 CFR Part 225; or (2) 4.99% of any class of “voting securities” of the

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Company, as determined in accordance with the BHCA and any regulations, guidance and interpretations promulgated thereunder, including 12 CFR Part 225 (clauses (1) and (2) together, the “BHCA Limits”).  To the extent the Holder would be, absent this section, entitled to receive Shares under this Warrant in excess of the BHCA Limits, Holder shall receive the right to cash consideration for the excess Shares, calculated in a manner consistent with this Section 2. The BHCA Limits shall apply to any transferee in receipt of this Warrant unless any such transfer to a transferee is made in a manner described under 12 CFR §225.9(a)(3)(ii). As used herein, “FCB Affiliate” means any entity that is controlled by, under the control of, or under common control with the Holder, with the term “control” as defined under the BHCA and regulations, guidance and interpretations promulgated thereunder.”
4.Section 4.4 of the Warrant is hereby amended and restated in its entirety and replaced with the following:
“Reserved.”
5.Section 6.4 of the Warrant hereby is amended and restated in its entirety to read as follows:
“6.4    Transfer Procedure.
(a)    Subject to the provisions of Section 6.3 and upon providing the Company with written notice, Holder (including any subsequent Holder) may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant to any transferee; provided that in connection with any such transfer: (i) Holder will give the Company notice of the portion of the Warrant and/or Shares being transferred with the name, address and taxpayer identification number of the transferee; (ii) Holder will surrender this Warrant, or the certificates or other evidence of such Shares or other securities, to the Company for reissuance to the transferee(s) (and to Holder if applicable); and (iii) any subsequent transferee shall make substantially the representations set forth in Section 5.1 above and shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant; and provided further, that the transfer of any Shares issued on exercise hereof shall be subject to the provisions of the Charter Documents and any stockholder agreements to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 above.
(b)    In the event of any transfer to an FCB Affiliate, the transfer requirements set forth in Section 6.4(a) above shall be satisfied by Holder delivering to the Company a Notice of Transfer in substantially the form attached hereto as Appendix 2; provided that: (i) Holder will not be required to surrender this Warrant pursuant to Section 6.4(a)(ii); (ii) the Company will note such FCB Affiliate as the Holder in the Company’s records and, as applicable, with any transfer agent; and (iii) such FCB Affiliate will otherwise be deemed to be the “Holder” of this Warrant with respect to the transferred portion thereof. Such Notice of Transfer shall be deemed delivered and effective in accordance with Section 6.5 below, notwithstanding any request to confirm receipt or acknowledgment contained therein. By its acceptance of such transfer, such FCB Affiliate, on and as of the date of such transfer, hereby makes to the Company each of the representations and warranties set forth in Section 5.1 above and agrees to be bound by all of the terms and conditions of this Warrant as if it were the original Holder hereof.
(c)    Notwithstanding any contrary provision herein, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or knowingly transfer any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company (as determined by the Company’s Board of Directors in its reasonable good faith judgment), except in connection with an Acquisition of the Company by such a direct competitor.”
6.Holder’s address for notices set forth in Section 6.5 is hereby amended and restated in its entirety and replaced with the following:

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“First-Citizens Bank & Trust Company
FCC07 Warrant Investment Team
4300 Six Forks Road
Raleigh, NC 27609
Telephone: (919) 716-7000
Email: fcbwarrants@firstcitizens.com”

7.Appendix 2 in the form attached hereto hereby is added to the Warrant.
8.This Amendment amends certain terms of the Warrant. Company confirms that, except as amended by this Amendment, the Warrant remains in full force and effect and is ratified and confirmed. Unless otherwise defined herein, all capitalized terms in this Amendment shall have the meanings ascribed to them in the Warrant. This Amendment, together with the Warrant, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and negotiations.
9.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.
10.Time is of the essence for the performance of all obligations set forth in this Amendment.
[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.
COMPANY:                        HOLDER:
AUGMEDIX, INC.    FIRST CITIZENS EQUITY INVESTMENTS, LLC
By:/s/ Paul Ginocchio                    By:/s/ Arch McClure
Name:    Paul Ginocchio                    Name: Arch McClure
Title:    Chief Financial Officer                Title: Senior Vice President

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APPENDIX 2

Form of Notice of Transfer of Warrant Shares

(by email)

Re:    Response Requested: Transfer of [Additional] Warrant Shares

Dear AUGMEDIX, INC.,

Reference is made to the Warrant to Purchase Stock dated as of __________________________ (the “Warrant”) issued by AUGMEDIX, INC. (“Issuer”), in favor of FIRST CITIZENS EQUITY INVESTMENTS, LLC (“Holder”).

Holder hereby notifies Issuer that, as of ______________________ (the “Transfer Date”), Holder has transferred to ____________________________ (Tax ID: ___________), an FCB Affiliate (“Transferee”), the right to purchase [an additional] ____________________ [common] [preferred] shares of Issuer which are currently exercisable (the “Transferred Shares”) and all rights under the Warrant with respect to such Transferred Shares, pursuant to the transfer provisions contained in the Warrant. [Holder previously transferred to Transferee the right to purchase ____________________ [common] [preferred] shares of Issuer. In the aggregate, Holder has transferred to Transferee, and the Warrant is now exercisable for, a total of ____________________ [common] [preferred] shares of Issuer.]

In connection with such transfer and as of the Transfer Date, Transferee hereby [makes] [reaffirms] to Issuer all representations and warranties set forth in the Warrant applicable to Holder. Furthermore, Transferee [agrees] [reaffirms its agreement] to be bound by all of the terms and conditions of the Warrant applicable to Holder.

Issuer shall note in Issuer’s records and, as applicable, with Issuer’s transfer agent, that Transferee is the “Holder” with respect to the Transferred Shares.

Transferee hereby [notifies] [reaffirms to] Issuer that all notices to Transferee should be addressed to Transferee as follows:

[[Transferee Name]
Attn: _____________________________
[Transferee Address]
Telephone: _________________________
Email: _____________________________]

Please confirm your receipt and acknowledgment of this notice by replying to this email.

Sincerely,

Holder                            Transferee

FIRST-CITIZENS BANK & TRUST COMPANY        [TRANSFEREE NAME]
[Officer Name]                        [Officer Name]
[Officer Title]                        [Officer Title]

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